UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  June 19, 2009

MathStar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51560	41-1881957
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19075 N.W. Tanasbourne Drive, Suite 200, Hillsboro, OR		97124
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code  (503) 726-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD

Item 7.01 Regulation FD Disclosure.

On June 4, 2009, MathStar, Inc. received a letter containing an unsolicited revised proposal by PureChoice, Inc. (“PCI”) to enter into a merger transaction with MathStar (the “Merger”).  As proposed by PCI, MathStar’s stockholders would receive cash consideration of $1.28 per share in the Merger for all of their MathStar shares.  The letter from PCI provided that the revised proposal was subject to the same conditions set forth in PCI’s letter to the Company’s Board dated May 11, 2009.

MathStar’s Board considered and analyzed PCI’s Merger revised proposal.  It concluded that PCI’s proposal was not acceptable because, among other reasons, the $1.28 per share price is less than the liquidation value of MathStar, including the value from any technology sale, and, in the Merger, MathStar’s shareholders would derive no value from MathStar’s net operating loss carryforwards.  Thus, the Board rejected PCI’s Merger proposal as not being in the best interests of MathStar’s stockholders.  The Board will continue to pursue strategic alternatives.

Statements in this Current Report on Form 8-K, other than historical information, may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions.  These statements are based on management’s current expectations, estimates and projections about MathStar and include, but are not limited to, those set forth in the section of MathStar’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 31, 2009 under the heading “Risk Factors.”  MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

The information in this Current Report on Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), or otherwise subject to the liabilities under that Section.  Furthermore, the information in this Current Report on Form 8-K, including the exhibits, shall not be deemed to be incorporated by reference into the filings of MathStar, Inc. under the Exchange Act or the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MathStar, Inc.

Date: June 19, 2009.
	By	/s/ Douglas M. Pihl
Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer and Principal Financial Officer)